Exhibit 99.1

Conference Call Transcript

Event Date/Time: Oct. 24. 2006 / 4:30PM ET

SAIA — Q3 2006 Saia, Inc. Earnings Conference Call

PRESENTATION

Operator

Good afternoon. My name is Gerald, and I will be your conference operator. At this time, I would like to welcome everyone to the Saia third-quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. (OPERATOR INSTRUCTIONS).

Thank you. It is now my pleasure to introduce your host, Ms. Renee McKenzie, Saia Treasurer. Ma’am, please go ahead.

Renee McKenzie - Saia, Inc. — Treasurer

Thank you, operator. Good afternoon. Welcome, everyone, the Saia’s third-quarter 2006 earnings call. On the call this afternoon are Bert Trucksess, Chairman of the Board and CEO; Rick O’Dell, our President; and Jim Darby Saia’s CFO.

Before we begin, you should know that during this call, we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. We refer you to our press release and our most recent SEC filings for more information on the exact risk factors that could cause actual results to differ.

Now, I would like to turn the call over to Bert Trucksess.

Bert Trucksess - Saia, Inc. — Chairman of the Board & CEO

Thank you, Renee. Good afternoon, everyone, and thank you for joining us. For those of you who have not met her yet, Renee is our new Treasurer, and she will head our Investor Relations function. She is a great addition to the leadership team with extensive experience in finance, treasury and Investor Relations at other publicly traded companies. It is my pleasure to welcome Renee to Saia.

I would also like to take this opportunity to thank our past Treasurer, Greg Drown, for his outstanding accomplishments over the past four years. Due to family considerations, Greg was unable to relocate to Georgia.

Now, to the business at hand. The third quarter was a relatively good quarter for Saia, as revenues, operating income and earnings per share all grew when compared to the third quarter of last year. Our strong revenue growth remains among the best in the industry. Both Rick and Jim will go into greater detail on this during their prepared comments.

Let me just emphasize that despite signs of a moderating short-term economy, I am confident in the Company’s prospects for continued growth in value creation for our shareholders.

Now, I would like to turn the call over to Rick O’Dell, our President. As we discussed in the last two conference calls, we are pleased to have Rick assume the CEO position in 2007 when I transition to Chairman. Go ahead, Rick.

Rick O’Dell - Saia, Inc. — President

Thank you, Bert. First, I would like to discuss the third-quarter results, then I will detail some of our plans to continue to build on our success.

This quarter, Saia has achieved 19 consecutive quarters of year-over-year improvement in operating income. During the quarter, we improved in all the key financial metrics. A few of the highlights are — we had a 16% increase in our revenue per workday. Our tonnage growth was also up 7% on a per-workday basis. Our yield, excluding fuel surcharge, was up about 4%. A third of that was due to mix changes. And excluding our mark-to-market impact of equity-based compensation and restructuring charges in both periods, our operating ratio improved by 1 full operating point.

Our tonnage growth slowed from 12% last quarter on more difficult comparisons in a less than typical peak shipping season. We would normally expect September revenue per day to be up about 3% from June. And this year, September was flat with June. Other signs of softness include a 1% reduction in weight per shipment from the second-quarter run rate, and there was a softening in heavier weight shipment — those greater than 10,000 pounds. And a lot of those heavier shipments tend to migrate back to truckload during slower peak periods.

Despite some near-term economic weakness, we continue to be pleased with our marketing success. A few highlights — we experienced broad growth across all of Saia’s regions. Our synergy revenue continues to grow, and now exceeds $90 million annually. And we have had continued success with our industry-leading Xtreme Guarantee product.

Saia continues to deliver high-quality service to our customers, which we measure by our customer service indicators. Saia again received requests for quality awards from Logistics Management magazine. And I was particularly honored by this, because I view this as the most comprehensive measurement of quality in our industry.

We also were honored with several Starbucks green apron awards. And Starbucks is a major customer who also shares our commitment to quality.

In spite of some of the near-term volume softening and the difficult upcoming fourth quarter comparisons, we remain confident in Saia’s growth prospects due to our marketing initiatives, our strengthening brand, our synergy revenue and the opportunity to more aggressively market our service capabilities in three plus day markets.

Our future prospects are further enhanced by our strategic initiatives to expand into adjacent geographies. In the meantime, we will shift more of our management focus to cost optimization, with a goal of achieving continued margin improvement despite some moderating top-line revenue trends.

Our strategy remains to grow and improve our performance in our current geography while simultaneously seeking the right opportunity for geographic expansion. With our strong leadership and support from Saia’s dedicated employee base, I am very confident in our ability to continue to advance both our market position and our profits.

Now I would like to have Jim Darby review some financial data with you. Jim Darby was appointed CFO of the holding company on September 1st. And he continues to serve as the CFO for the operating Company. He assumes his corporate role from Jim Bellinghausen, and I would like to express our appreciation to Jim Bellinghausen for his many contributions to the organization over the past years.

Jim Darby and I have worked together extensively over the last six years at Saia, and I look forward to his continued financial expertise and his strong leadership.

With that, I would like to turn the call over to Jim to discuss our third-quarter results.

Jim Darby - Saia, Inc. — CFO

Thank you, Rick. I appreciate the support of both you and Bert. Also, I want to join in with my thanks to Jim Bellinghausen.

Saia’s revenue from continuing operations for the third quarter was $226 million, which is an increase of 14% on one less workday. Operating income from continuing operations was $14 million, up 10% from $12.7 million for the same period last year. Operating income from continuing operations for the current quarter included $2.3 million, or $0.09 per share of equity-based compensation expense and restructuring charges compared to a benefit of $500,000 or $0.02 per share in the prior-year quarter.

Earnings per share from continuing operations was $0.52 compared to $0.43 per share in the prior-year quarter, an increase of 21%.

From the nine months of 2006, highlights from continuing operations were — revenue of $656 million, an increase of 19%; operating income at $39.5 million, an increase of 23%; and net income from continuing operations was up 37% to $20.6 million, or $1.38 per share, an increase of 39%.

Now as we discussed last quarter, we implemented our annual market-based wage and salary increases of approximately 2.7%, effective August 1. Both the timing and the amount of the increase are similar to what we did last year. During the quarter, we settled our Hurricane Katrina insurance claim. This benefit was substantially offset by adverse development of prior year’s casualty claims.

Our effective tax rate from continuing operations for the quarter was 37.5%. This reflects the benefit of about $0.02 per share for the quarter relative to the forecasted effective tax rate we provided in our second-quarter call due to a onetime, $400,000 tax credit recognized in the current quarter. We project our consolidated effective tax rate for continuing operations to be around 38.4% for 2006.

At September 30, 2006, our debt was $112.5 million, and our debt to capital ratio was 35%. Our net debt to capital was 24% as the result of the Company’s $48 million cash balance.

We picked up about $0.02 per share due to a higher interest income versus prior-year quarters.

Our consolidated net capital expenditures from continuing operations for the first nine months of 2006 were $68 million. Expectations for 2006 net capital expenditures from continuing operations remain at $90 million, depending on the timing of strategic real estate projects.

For modeling purposes, with respect to the fourth quarter, you should consider the following. First, evidence exists — evidence indicates that the economy is moderating. Second, Saia’s revenue strengthened significantly third to fourth quarter last year, which is not the typical seasonal trend. Also, a gain of $7 million from the sale of the Jacksonville property was included in last year’s numbers. And last year, the Company had a positive out of period income tax benefit equaling $0.03 per share.

Before I turn the call over to Bert, I would like to remind everyone that we expect forecasted 2007 holding company costs from continuing operations to benefit from cost savings of approximately $2 million from the consolidation of our headquarters, the elimination of the Jevic segment, and anticipated lower equity-bases compensation charges. We expect 2007 earnings to benefit from these cost reductions as well as net interest savings, resulting from the Jevic transaction proceeds.

Now, I would like to turn the call back to Bert.

Bert Trucksess - Saia, Inc. — Chairman of the Board & CEO

Before we open it up for questions, let me just reiterate that we are relatively pleased with the quarter’s results, and we believe that Saia is well-positioned for long-term profitable growth and value creation for both shareholders and customers.

With that, we would now be happy to answer your questions. Operator, Gerald?

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Jason Seidl, Credit Suisse.

Jason Seidl - Credit Suisse — Analyst

A couple of quick questions here. How much was the unfavorable prior-year accident claims settlement, exactly?

Bert Trucksess - Saia, Inc. — Chairman of the Board & CEO

It was offsetting the Katrina claim.

Jim Darby - Saia, Inc. — CFO

In the range of $1 million for increase in prior-year case reserves.

Jason Seidl - Credit Suisse — Analyst

It was about a million? Okay.

Bert Trucksess - Saia, Inc. — Chairman of the Board & CEO

Jason, if you look at the face of the income statement, if you look at the line insurance in claims, that line has both this factor, which Jim Darby just mentioned, as well as the normal claims that was — claim expense that would be within period. And you see that number was up quite a bit over prior year. And then the gain from the insurance recovery — Jim, that is in the operating gain line?

Jim Darby - Saia, Inc. — CFO

Yes, about half of it went to the gains and losses, and the other half went to general supplies and expenses.

Jason Seidl - Credit Suisse — Analyst

Okay. Highlighting some of the commentary about the fourth-quarter comps — I realize they are more difficult. Could you talk a little bit about the trend in the quarter, Bert, in terms of the tonnage and how each month went so we can get a better feel for sort of how to look at 4Q?

Bert Trucksess - Saia, Inc. — Chairman of the Board & CEO

Yes, actually, Rick — I am going to ask Rick to review that. Go ahead, Rick.

Rick O’Dell - Saia, Inc. — President

Sure. Jason, just to kind of give you a little commentary on that, I guess for October, our LTL tonnage is up about 5.5% month to-date. That is consistent with a softer third quarter. And then last year, we actually had a very strong November and December. So we would expect those tonnage comparisons to be more difficult as we move through the quarter.

Bert Trucksess - Saia, Inc. — Chairman of the Board & CEO

And Jason, when we look at the third quarter, I think from our standpoint, it was kind of — relative to expectations, it was more back-end weakness caused by kind of the normal buildup of peak demand not happening.

Jason Seidl - Credit Suisse — Analyst

Right, now, Rick, when do you see sort of hope going down the drain for peak season? We have to get stuff on the shelves, I would imagine, by black Friday. So are we like a couple weeks away from saying there is really going to be no peak season?

Rick O’Dell - Saia, Inc. — President

Possibly. We have a fair amount of large customers that do a lot of retail. And you see that surge really goes — can run right up through Christmas. But most of it takes place, obviously, through the month of November.

Jason Seidl - Credit Suisse — Analyst

Okay. Rick, could you talk about sort of how your contract renewals are running right now at Saia? Are they hanging in there? Are they getting a little bit worse because of the softness in the marketplace?

Rick O’Dell - Saia, Inc. — President

Well you saw — our yields were up quite a bit, and we are satisfied with that. I guess I would define the pricing environment as stable with some signs of increasing competitive activity.

Jason Seidl - Credit Suisse — Analyst

Okay. I have one more question before I turn it over to anybody else, and this could be one for you, Rick, and it could be one for you, Bert. You know, this equity compensation has provided some large quarterly swings sometimes. And it is all dependent upon the stock price. Obviously, you want it to hit you in the quarter, because that means your stock price is doing well. But it is providing a lot of uncertainty out there, I think, for investors. Is there any thought to try to change that going forward to eliminate some of the variability?

Rick O’Dell - Saia, Inc. — President

Yes, in fact, Jason, the biggest component for this is a long-term incentive plan that — we call it performance unit plans. It’s discussed in our proxy. And it is a series of three-your plans. So at any point in time, we have three outstanding plans.
As we have moved forward in time, the newer plans have some features to it to dampen volatility, and the greatest volatility and we are having right now is with the oldest plan. But the main reason we have had this quarter-to-quarter volatility is because of what has happened not only to our stock price, but it is a program that looks at our stock price relative (multiple speakers)

Jason Seidl - Credit Suisse — Analyst

Relative to the group, right?

Rick O’Dell - Saia, Inc. — President

Yes. So for example, in the third quarter, just to give you a couple of statistics here, our stock price was up 18%, where the peer group that we compare to and for each of the three-year plans — there is a little bit of a difference between the peers. But in each case, the peer group was down about 15%. And if you look at where we were at the end of last calendar year, these plans were — you know, one of the plans was accrued at — two of the plans were accrued at less than — in target payout. And then we started up a new plan, and now, all three of the plans would be at 200% payout. So it is a little bit of good news, bad news. The good news is we have had this volatility because a very substantial strength in the price. The oldest plan — the stock price is up 84%. The next-year plan, we are up 47%. And then the newest plan is 51%. So these are kind of very unusual and very high price appreciations, and result from this difference between our experience and our peers’.

So having said that, we do continue to look at ways to dampen volatility. We do think from a longer-term shareholder standpoint that this is a very good plan in terms of rewarding executives for a longer period of relative stock performance. And of course, it is linked to a stock ownership plan. So we will be looking at ways to mitigate volatility. But I think to some extent, it is a function of the very unusual activity we have had this year.

Operator

(OPERATOR INSTRUCTIONS). Jordan Alliger, Deutsche Bank.

Jordan Alliger - Deutsche Bank — Analyst

My question is — you mentioned pricing might be showing some signs of competitive intensity, although your pricing ex fuel on the LTL side seemed pretty solid — certainly more so than the last few quarters. Was there some impact on volume as you maybe towed the line on price? Was that sort of a conscious effort on your part, or did it sort of just work out that way?

Rick O’Dell - Saia, Inc. — President

No, I think it just worked out that way through regular negotiation process, looking at our costing and profitability management, and the solid service experience; our customers continue to see our value proposition. And then I will tell you, we are experiencing some success with some of our specific marketing programs that target customers with different yield characteristics. So we are seeing some of that that is probably somewhat a mix improvement, maybe with some smaller customers, versus what you are seeing with your national accounts, which have some different yield characteristics, as well as some different cost characteristics also.

Jordan Alliger - Deutsche Bank — Analyst

Will you guys be onboard? I mean, sort of doing the quick calculation on your weight per shipment, it looked like it was down about 0.5% year-over-year. Are you guys sort of onboard with the notion that that is a pretty decent metric for overall economic health?

Rick O’Dell - Saia, Inc. — President

I think what you need to look at, Jordan, is not just what it was year-over-year, but what it was second quarter to third quarter. And there is no question that we saw the average weight per shipment drop off in the third quarter from the second quarter. What was that metric?

Bert Trucksess - Saia, Inc. — Chairman of the Board & CEO

It was up — last quarter, it was up 1.5%, our weight per shipment over prior year. And then this quarter, it was flat. So basically, that strength that we were seeing in year-over-year dissipated, and you really would not expect that to happen.

And the other thing is in our — while it is not a lot of our tonnage and revenue, we are seeing some impact in the 10,000 pound and greater, which tends to really kind of define some of your capacity in the marketplace. When it gets real tight, your shippers will take a truckload shipment and split it up, and ship it with two LTL carriers because they cannot get a truckload guy to pick it up. And they know we will not pick up truckloads that had [all] lanes, either.

Jordan Alliger - Deutsche Bank — Analyst

And just a final question, touch on again your thoughts on the expansion side of your longer-term program? (Multiple speakers) potential for?

Bert Trucksess - Saia, Inc. — Chairman of the Board & CEO

We continue to evaluate the right alternatives. Our prospecting remains a high priority. Our organization is ready, and we are prepared to move quickly for the right opportunity.

Jordan Alliger - Deutsche Bank — Analyst

Are you seeing more of the right opportunities, would you say? I mean, I know part of the hang-up in the past has always been where we were in the cycle and valuation. Are you starting to see any signs of movement in that regard (multiple speakers) on what you have to pay, or not yet?

Bert Trucksess - Saia, Inc. — Chairman of the Board & CEO

I think in terms of our — it is probably that same number — similar number of target opportunities out there, so I don’t think that has really changed.

Jim Darby - Saia, Inc. — CFO

I think the environment is still good, Jordan. And as Rick mentioned, the organization is ready, and our balance sheet also has capacity.

Jordan Alliger - Deutsche Bank — Analyst

Okay. And just a final question — I know you said you guys are looking for $2 million in savings next year to the holding Company. Given some of the noise with the equity compensation, I know is tough to gauge. But you put the equity compensation aside, what sort of holding company expense would you guys be looking at? $1 million or $2, or less? $1 million?

Jim Darby - Saia, Inc. — CFO

You mean for next year?

Jordan Alliger - Deutsche Bank — Analyst

Yes.

Jim Darby - Saia, Inc. — CFO

Well, actually, I think what’s going to happen, Jordan is, for all intents and purposes, there really isn’t a holding Company and just think of it as a single segment Company. And that will be the structure. And when we talked about $2 million that is independent of equity compensation costs. So to the extent we have had an unusual year as we have, with higher accruals there that would be additional savings, absent — again, it is a function of what happens to our stock price next year relative to others. But essentially, the $2 million — it’s a combination of some positions going away and professional fees going away, and to a smaller extent, there is some infrastructure and travel costs that get reduced. But the big piece is some executive expense and professional fees.

Operator

Tom Albrecht, Stephens, Incorporated.

Tom Albrecht - Stephens, Inc. — Analyst

Let me get the easy questions out of the way first. I just want to make sure for modeling purposes; I’ve got the right number of working days for both the fourth quarter of ‘06 and throughout 2007? Jim, do you have those?

Jim Darby - Saia, Inc. — CFO

I don’t at this point. I will be glad to get those for you. (Multiple speakers) call me right after the call that would be fine.

Tom Albrecht - Stephens, Inc. — Analyst

Yes, or I might even shoot you an e-mail, because I have got a bunch of little things going on. So I will do that right after.

Jim Darby - Saia, Inc. — CFO

I have those in my office. I will get them right back to you.

Rick O’Dell — Saia, Inc. — President

This is Rick. I believe the fourth quarter is the same number of working days as prior year. And I believe we pick up a day (multiple speakers) I think we pick up a workday next year.

Tom Albrecht - Stephens, Inc. — Analyst

Yes. I just want to make sure more than anything I capture the right flow. So, and Rick, I know you mentioned that October month to date was about 5.5% tonnage. I did miss the first three or four minutes. Did you kind of break through July, August, and September approximate tonnage growth per day?

Rick O’Dell — Saia, Inc. — President

I did not really go back and look at that. I think what we kind of said last year — because our comparisons to prior year were somewhat difficult because of Hurricane Katrina and other factors. So what we kind of looked at is that as we went into the quarter, what were we seeing last quarter and during June. And in our last call, we said we expected normal seasonality, which would say you would continue to build to a September peak. And we did not see that. So from that perspective, we had an expectation of a buildup that did not occur.

Jim Darby - Saia, Inc. — CFO

I think it is fair to say, Tom, that it was back-end loaded. The disappointment or the weakness was back-end loaded in the quarter (multiple speakers) and the peak not developing.

Tom Albrecht - Stephens, Inc. — Analyst

Yes, and I guess that is really what I am trying to get a magnitude of — if July, August was 6%, and September was supposed to be 10% or whatever, it is just very — we are all at a tricky point in the cycle right now, where these monthly nuances mean more than they probably would if the economy were a little more consistent. So that is why I am asking that question.

Bert Trucksess - Saia, Inc. — Chairman of the Board & CEO

And even for us, it is a little difficult — like I said, even going forward, because we know where our October is, clearly. And then when you look back at last year, we were having a lot of success from a growth standpoint last year in November and December, and we had an unusual step-up. So those comparisons get more difficult as we go through the quarter.

Tom Albrecht - Stephens, Inc. — Analyst

Yes and your LTL tonnage growth last year in the fourth quarter was 12.7%; total was about 13.6%. Maybe to explore that subject a little bit more, are you basically saying October growth was X and then, November and December were an even greater growth rate? Or they just held steady when they normally fall off? I know it sounds like we are splitting hairs here.

Rick O’Dell — Saia, Inc. — President

5.5 is what we are seeing in October to date this year. And what we are saying is — we know as we progress into the rest of the quarter that the prior-year comparison is going to be higher — it is going to be a tougher comparison just because of last year’s fourth quarter having an unusual second half strength.

Tom Albrecht - Stephens, Inc. — Analyst

Right. So in other words, last year’s second half actually accelerated, not just held firm, whereas a normal pattern would be to start strong and decelerate a little bit, right?

Bert Trucksess - Saia, Inc. — Chairman of the Board & CEO

Well, actually, it’s a little odd — and maybe we are a little different because we have some national accounts that have a big retail surge and customers like Starbucks shipped a lot of things through the holiday period. But just — I guess I can come close to your kind of general numbers in terms of our expectations. Normally, we would expect like October — from October to November, November goes up about 2%. And then December drops off, and that is why you see kind of the quarter goes, because December, particularly after the Christmas break, goes way down. But normally, it goes let’s say up 2%, and then down 5% or 6%.

Well, last year, we saw it jump — instead of going up 2%, it went up 5% from October to November. And then the normal November to December was actually down a similar amount, but because it had gone up so much, December was almost flat with October. And, obviously, that is abnormal. And I think it was a combination of — I think the market was strong, and then we again, we had some — our synergy revenue really stepped up during that period. And we had our Xtreme Guarantee, which was a new product rolled out middle of last year. We went through some hurricanes disruptions that even suspended the product for a while, and then we kind of went back to the marketplace hard, and saw some success there as well. And so you have got economic activities, industry consolidation, and company-specific events that — where last year, we had a lot of success — we are coming up against some difficult comparisons in a time when, as you stated, it is a little bit difficult to get a handle on what is the true trend?

Tom Albrecht - Stephens, Inc. — Analyst

Yes, and I want to make sure in the fourth quarter of ‘05, if we strip out the $0.30 share gain on the real estate, and I think about $0.04 of discontinued Ops, the comp we are looking at is $0.39, right?

Jim Darby - Saia, Inc. — CFO

I have actually got Jacksonville at $0.29, and favorable tax impacts of about $0.03.

Tom Albrecht - Stephens, Inc. — Analyst

Right. Okay, so — well, I guess really what I am asking about is — I am pretty sure the market is going to view tonight’s results as a miss. And I think the market is going to be very confused on what it should model for the fourth quarter of ‘06 as well. And we could talk about whether the equity-based compensation was more of a surprise than what people were looking for or not. But even if you want to give 100% credit to that and add it back, which I don’t think is the right way to do it, but just for the purposes of discussion, you are looking at about a $0.61 or $0.62 number; consensus was $0.64. And I think given the underlying tonnage trends that you are describing, it looks like the consensus number of $0.52 or $0.53 for fourth quarter looks to be a total stretch now. It looks like it ought to be a mid-40’s number.

And I know you don’t give guidance, but there is going to be a lot of chatter, a lot of confusion. And so any thoughts that you have got along those lines and what you think we ought to be looking at for the earnings would be helpful.

Bert Trucksess - Saia, Inc. — Chairman of the Board & CEO

Well, let me just add, Tom — I think the fact that in the third quarter — I think the equity compensation and restructuring charges were unusual and not representative of the quarter’s actual performance. But the fact that we did not have a typical buildup of the peak season was a factor in driving not only lower performance in the quarter but sets a run rate of at least some uncertainty in the fourth quarter and because of that, as Rick mentioned, we are looking at that moderation in volume as basically an opportunity to really look at our cost structure, make sure at these volumes that we are running the business with the right focus on all the different cost management plans. And if the volume indeed would reverse and ramp up, we are in a position to react to that. But we are not going to assume that that happens. We are going to be addressing our cost management appropriately.

Tom Albrecht - Stephens, Inc. — Analyst

Right. Let me ask a couple other questions. Had September essentially been a normal peak month, what do you think or what kind of tonnage growth do you believe you would have put up during the quarter? Because you put up 7% on a per-day basis, and I cannot speak for my colleagues; I don’t know where all the numbers were, but I imagine most people were modeling probably 11% to 14% coming off of 12% plus. Internally, what would you have thought that you would have been able to obtain, had September been a little bit better?

Rick O’Dell — Saia, Inc. — President

I would say that is probably — you know, if you look at the peak, which you would have thought was up 3% in September didn’t materialize. Exactly when that started and what the impact was was probably a little fuzzy, due to the comparisons. But I would say we would have had a 2% plus change from a tonnage standpoint.

Tom Albrecht - Stephens, Inc. — Analyst

Okay, so closer to 9%-ish or so?

Rick O’Dell — Saia, Inc. — President

Right.

Tom Albrecht - Stephens, Inc. — Analyst

Yes. And I know you didn’t give guidance, and this is not to be taken as gospel, per se. It is more just the discussion to understand the kinds of questions I know I will be getting. My phone has got a lot of red on it right now here. So I want to just try to give the best possible answer.

Will there be anymore cost — I think the way you described it at midyear was that the relocation costs, consolidation costs would just hit the second and third quarters. I assume there won’t be any spillover into the fourth quarter?

Rick O’Dell — Saia, Inc. — President

There will be — the accruals that were in the third quarter — those types of accruals will continue in the fourth quarter. (Multiple speakers)

Tom Albrecht - Stephens, Inc. — Analyst

So 400,000 or so?

Rick O’Dell — Saia, Inc. — President

Yes, about that.

Jim Darby - Saia, Inc. — CFO

About right.

Tom Albrecht - Stephens, Inc. — Analyst

Okay, all right. And I guess lastly, there is a big gap on estimates for ‘07 as well. I’m sure it will tighten up tomorrow, but consensus is $2.51. The low, I think, is my number at $2.23. There may be one $2.85 number out there. That is a lot of gap here.

It would seem to me that you are probably moving towards a 4% to 5% tonnage growth year, you know, which — maybe pricing is up 1 to 2, and maybe you have got some cost opportunities. But it would seem to be difficult to make a case for much more than about 10% to 12% earnings growth. I am just curious what your all thoughts are at this juncture?

Bert Trucksess - Saia, Inc. — Chairman of the Board & CEO

Tom, it’s a good point. Part of the question here is what are we really dealing with in terms of underlying tonnage trends in the economy, and how much of the softening that we saw in September and here in October — how much of that is going to continue? Does some of it reverse? What is going to happen here? And I think that is the fundamental question. And I don’t know that any of us have the perfect crystal ball on exactly where that is going.

Tom Albrecht - Stephens, Inc. — Analyst

Okay. Rick, you want to add anything there? I know these are tricky questions, but —

Rick O’Dell — Saia, Inc. — President

I would just add, over time, our management team has also done a good job of adapting to from a growth environment to cost control environment. And I am not saying it is easy, but at the same time, as an organization, during a time you are dealing with a high period of growth, for a time while there are issues and challenges with that, at the same time, when it slows down, you refocus some of your growth challenges and reactions to customer satisfaction and those types of things — it gets a little more difficult during periods of growth. You are challenged by that; you turn around and look for opportunities to re-optimize.

So I guess from my perspective, particularly vis-a-vis some of our competitors, I would say we have an opportunity to take a look at areas that are suboptimal, due to some of the growth that we have seen and some of the training investments and other things that we have been making as you go through the growth period, and turn around and focus on those to see that you can still achieve some margin improvement in spite of some softening top-line trends.

So that is our challenge, and I think probably, not unlike with you, where you are having a hard time modeling, and you look at it — we are trend-line forecasters. And when the trends change, then you turn around and say, well, okay, what other initiatives do we need to be pursuing, and can we — what is a reasonable expectation there? And so we are focused on those issues and those opportunities.

I guess I am a pretty — my philosophy is plan A is growth; plan B is cut costs. So once you get out of the — you changed from the growth objective and how to manage through that, then you turn around and focus more resources on cost. So that is what our — our group is taking a look at this shift, which has happened pretty recently here, and said, what are our opportunities? Let’s get focused on that.

Tom Albrecht - Stephens, Inc. — Analyst

Do you have some cost initiatives you can share with us at this point, or even trucker benchmarks that you can share where you are and where you think you can get?

Rick O’Dell — Saia, Inc. — President

Well, I think the general comments would be that in about 60% of our costs are on the labor and benefits side. And when we get into opportunities where things are slowing down, we have to turn around and look to see that we are managing our labor costs with our growth. Where can you look for opportunities to optimize your line haul routes? And can we cut schedules in a lane and build density and a different mechanisms there by doing some other direct loadings because of the growth you have had? You look at those opportunities which are somewhat time-consuming — you reallocate your time for dealing with growth with those.

I think the line haul network can be re-optimized with the current volume. And then you get a little more strict from a manpower, planning standpoint when you are not investing as much in training and growth that you have as well.

And if you have got a driver turnover rate of 18% plus a high growth rate, you look how many new people you have in your organization, and people that are in training at one point in time? So you take to those things, and you look for those opportunities to get your costs in line with the trends that you are seeing.

And then I always have — go back and focus on accidents, work comp, non labor costs, maintenance, cargo claims and other. So your costs are kind of across the board. I think that is the one thing about this business that is not really overly complicated — the complication is in managing multiple priorities. You go back and focus on those things that have the biggest opportunity and target them.

Tom Albrecht - Stephens, Inc. — Analyst

I have taken quite a bit of time here. Lastly, review maybe your business mix, particularly your exposure to maybe manufacturing and light industry versus that of retail? I know you have mentioned you do have a little bit more retail than some.

Rick O’Dell — Saia, Inc. — President

Yes, I think you tend to see the retail a lot, because when you look at your national accounts, obviously, your big box retailers kind of dominate your top list. So that is kind of sitting right in front of you when you take a look at it.

Really, I think our — if you look at a concentration — retail would be number one, and manufacturing and distribution are close behind. So I don’t think we have a real particularly strong exposure to any one segment any different than another — any other carriers out there.

Tom Albrecht - Stephens, Inc. — Analyst

Okay. So you don’t even have kind of a ballpark figure you can share on those two sectors?

Rick O’Dell — Saia, Inc. — President

I think our retail number is around 20%.

Tom Albrecht - Stephens, Inc. — Analyst

Okay — manufacturing maybe —?

Rick O’Dell — Saia, Inc. — President

(Multiple speakers) That is kind of — I mean, that is an estimated number, too, because you don’t get [SIC] codes on small customers and try to validate that. So you are kind of taking your bigger customer base and projecting that across everyone. So —

Tom Albrecht - Stephens, Inc. — Analyst

Right. Okay. Gentlemen, thanks for the Q&A.

Operator

Shaun Nicholson, Kennedy Capital.

Shaun Nicholson - Kennedy Capital — Analyst

Most of the questions were answered. But just real quick on the spot market. Could you just speak on what you guys see that — I don’t know how much you guys do in the spot market, but what the atmosphere is right now? I know ABFS had stated that the heavier loads in the spot market were — impacted them. So I just didn’t know your thoughts —

Rick O’Dell — Saia, Inc. — President

Shaun, are you talking perhaps truckload focus?

Shaun Nicholson - Kennedy Capital — Analyst

Yes.

Bert Trucksess - Saia, Inc. — Chairman of the Board & CEO

Yes. Well, you can see in the data that we have had a pretty large change there. Rick, do you want to add any —?

Rick O’Dell — Saia, Inc. — President

No, I mean we saw softening trends quarter to quarter. And that is continuing on into October.

Shaun Nicholson - Kennedy Capital — Analyst

So where does the bottom usually — how bad can it get, I guess, is what I am trying to get at?

Rick O’Dell — Saia, Inc. — President

For us, from a revenue standpoint, it’s less than 10% of our revenue.

Bert Trucksess - Saia, Inc. — Chairman of the Board & CEO

When you talk about truckload in our operations, some of it is just backhaul, and of course, the other thing we use purchase transportation that changes that as well.

Rick O’Dell — Saia, Inc. — President

We define truckload as shipments that weigh greater than 10,000 pounds. I mean, you could have several totes that would weigh 12,000 pounds, but really, are in LTL shipments. So when you really get down into the amount of our business that is truckload, it’s a pretty small portion that is true truckload.

I think what the issue you run into is we tend to be an outlet for overflow. And when things are tight, we see some pickup there, and vice versa. At times when the truckload market softens, people — that business tends to migrate back to a truckload market with a stop off.

Bert Trucksess - Saia, Inc. — Chairman of the Board & CEO

And the other way you can look at this is when we use purchase transportation, our ability to acquire purchase transportation services this year was very favorable. And we didn’t experience some of the tightness that we have had in past peak years.

Operator

Jason Seidl, Credit Suisse.

Jason Seidl - Credit Suisse — Analyst

Rick, maybe you could talk to me a little bit about your capital spending for ‘07. I know you guys don’t have a number out there. But given the weakness, should we start thinking about a number that is probably south of $90 million?

Rick O’Dell - Saia, Inc. — President

Yes, I would think so. If the tonnage comes down, you know, we do have, as we have commented before — we are committed to making the appropriate investments in strategic real estate going forward. And I think if you look at some of our competitors that have done well in the marketplace and built their network out, they have made those investments ahead of that. So that is a critical item. But —

Jason Seidl - Credit Suisse — Analyst

But barring any strategic real estate that may come up in terms of just your equipment purchases, are you expecting ‘07 to be a down year right now?

Rick O’Dell — Saia, Inc. — President

Down from where we were this year?

Jason Seidl - Credit Suisse — Analyst

Yes.

Rick O’Dell — Saia, Inc. — President

Yes.

Jason Seidl - Credit Suisse — Analyst

Okay. Thank you so much, gentlemen.

Operator

And Mr. Trucksess, there are no additional questions. Do you have any closing comments, sir?

Bert Trucksess - Saia, Inc. — Chairman of the Board & CEO

We thank you for joining us, and we look forward to talking to you in January. Thank you.

Operator

Ladies and gentlemen, this concludes the Saia third-quarter earnings call. You may now all disconnect.